Exhibit 10.4

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the "Agreement") dated this 1st day of June 2021 is made between SOS Hydration, Inc., with its principal US offices at 548 Market Street #82331, San Francisco, CA 94104 (“SOS” or the “Client”) and Poppleton Partners LLC, a Delaware Limited Liability Company, with offices at 320 Martin Street, STE 130, Birmingham, Michigan 48009 (the “Consultant”).

BACKGROUND

A.	The Client is of the opinion that the Consultant has the necessary qualifications, experience and abilities to provide consulting services to the Client.
B.	The Consultant is agreeable to providing such consulting services to the Client on the terms and conditions set out in this Agreement.

IN CONSIDERATION OF the matters described above and of the mutual benefits and obligations set forth in this Agreement, the receipt and sufficiency of which consideration is hereby acknowledged, the Client and the Consultant (individually the "Party" and collectively the "Parties" to this Agreement) agree as follows:

SERVICES PROVIDED

1.	The Client hereby agrees to engage the Consultant to provide the Client with the following consulting services (the "Services"):
§	Acting as deal captain for SOS to ensure a smooth, successful going-public transaction.
§	Going-public advisory consulting, including roadshow coordination.
§	Data room set up and NDA coordination to facilitate information sharing with interested parties.
§	Introductions to and coordination with underwriters and other professionals to effect going-public and capital raise transactions.
§	Coordination of syndicate to raise capital in support of going-public transaction.
§	Road show coordination and SEC filing orchestration.
§	Drafting of marketing materials including one-page “teasers”, private placement memoranda (PPM), information memoranda (IM), and prospectuses.
§	Generation and/or review of company projections and financial models.

§	Meetings with prospective financial partners.
§	Public and investor relations strategic guidance.
§	Other related services.
2.	The Services will also include any other consulting services which the Parties may agree on. The Consultant hereby agrees to provide such Services to the Client.

TERM OF AGREEMENT

3.	The term of this Agreement (the "Term") will begin on the date of this Agreement and will remain in full force and effect indefinitely until terminated as provided in this Agreement.
4.	In the event that either Party wishes to terminate this Agreement, that Party will be required to provide 10 days' written notice to the other Party.
5.	In the event that either Party breaches a material provision under this Agreement, the non-defaulting Party may terminate this Agreement immediately and require the defaulting Party to indemnify the non- defaulting Party against all reasonable damages.
6.	This Agreement may be terminated at any time by mutual agreement of the Parties.
7.	Except as otherwise provided in this Agreement, the obligations of the Consultant will end upon the termination of this Agreement.

PERFORMANCE

8.	The Parties agree to do exercise best efforts to ensure that the terms of this Agreement are performed.

CURRENCY

9.	Except as otherwise provided in this Agreement, all monetary amounts referred to in this Agreement are in USD (US Dollars).

COMPENSATION

1.	The Consultant will charge the Client for the Services as follows (the "Compensation"):
•	The Client will issue warrants to purchase 1.5% of the Client’s outstanding shares based on a fully diluted, pre-money valuation of $15 million (the “Consultant Warrants”) once an S-1 registration statement has been declared effective by the SEC. The Consultant Warrants will have a 5-year term, will be registered with the shares issued with an IPO or other going-public transaction, and have a cashless exercise provision.

•	The Client will pay Consultant a consulting fee of Five Thousand Dollars ($5,000) per month for the Term of the engagement.
•	In the event that this Agreement is terminated by the Client prior to completion of the Services but where the Services have been partially performed, the Consultant will be entitled to payment of the Compensation commensurate with the amount of Services performed by Consultant, provided that there has been no breach of contract on the part of the Consultant.

PLACEMENT AGENTS AND UNDERWRITERS

11.	For the avoidance of doubt, placement agents and underwriters may enter into separate agreements with the Client with fees outside the scope of this Agreement.

REIMBURSEMENT OF EXPENSES

12.	The Consultant will be reimbursed from time to time for reasonable and necessary expenses incurred by the Consultant in connection with providing the Services.
13.	All expenses in Section 12 above must be pre-approved by the Client.
14.	Invoices submitted by the Consultant to the Client for expense reimbursement pursuant to Section 12 are due within 30 days of receipt.

CONFIDENTIALITY

15.	Confidential information (the "Confidential Information") refers to any data or information relating to the business of the Client which would reasonably be considered to be proprietary to the Client including, but not limited to, accounting records, business processes, engineering and technical details, and client records and that is not generally known in the industry of the Client and where the release of that Confidential Information could reasonably be expected to cause harm to the Client.
16.	The Consultant agrees that they will not disclose, divulge, reveal, report or use, for any purpose, any Confidential Information which the Consultant has obtained, except as authorized by the Client or as required by law. The obligations of confidentiality will apply during the Term and will survive indefinitely upon termination of this Agreement.

OWNERSHIP OF INTELLECTUAL PROPERTY

17.	All intellectual property and related material (the "Intellectual Property") that is developed or produced under this Agreement by the Consultant, will be the property of the Consultant. The Client is granted a non-exclusive limited-use license of this Intellectual Property.

18.	Title, copyright, intellectual property rights and distribution rights of the Intellectual Property remain exclusively with the Consultant.

RETURN OF PROPERTY

19.	Upon the expiration or termination of this Agreement, the Consultant will return to the Client any property, documentation, records, or Confidential Information which is the property of the Client.

CAPACITY/INDEPENDENT CONTRACTOR

20.	In providing the Services under this Agreement it is expressly agreed that the Consultant is acting as an independent contractor and not as an employee. The Consultant and the Client acknowledge that this Agreement does not create a partnership or joint venture between them and is exclusively a contract for service. The Client is not required to pay, or make any contributions to, any social security, local, state or federal tax, unemployment compensation, workers' compensation, insurance premium, profit-sharing, pension or any other employee benefit for the Consultant during the Term. The Consultant is responsiblefor paying, and complying with reporting requirements for, all local, state and federal taxes related to payments made to the Consultant under this Agreement.

PUBLICITY AND PUBLICATION

21.	The Consultant shall have the right to publish its consulting relationship with Client on its website using Client’s logo, in accordance with normal practice.
22.	Client retains the right to review and edit the contents of Consultant’s Client-related publications before Consultant publishes them.

RIGHT OF SUBSTITUTION

23.	Except as otherwise provided in this Agreement, the Consultant may, at the Consultant's absolute discretion, engage a third-party sub-contractor to perform some or all the obligations of the Consultant under this Agreement and the Client will not hire or engage any third parties to assist with the provision of the Services unless approved by the Consultant.
24.	In the event the Consultant hires a sub-contractor, the sub-contractor is an agent of the Consultant.

AUTONOMY

25.	Except as otherwise provided in this Agreement, the Consultant will have full control over working time, methods, and decision making in relation to provision of the Services in accordance with the Agreement. The Consultant will work autonomously and not at the direction of the Client. However, the Consultant will be responsive to the reasonable needs and concerns of the Client.

EQUIPMENT

26.	Except as otherwise provided in this Agreement, the Consultant will provide at the Consultant’s own expense, all equipment, software, materials and any other supplies necessary to deliver the Services in accordance with the Agreement.

NOTICE

27.	All notices, requests, demands or other communications required or permitted by the terms of thisAgreement will be given in writing and delivered to the Parties at the following addresses:

SOS Hydration, Inc.

548 Market Street #82331 San Francisco, CA 94104

Poppleton Partners, LLC 320 Martin St., STE 130

Birmingham, MI 48009

or to such other address as either Party may from time to time notify the other and will be deemed to be properly delivered (a) immediately upon being served personally, (b) two days after being deposited with the postal service if served by registered mail, or (c) the following day after being deposited with an overnight courier.

INDEMNIFICATION

28.	Except to the extent paid in settlement from any applicable insurance policies, and to the extent permitted by applicable law, each Party agrees to indemnify and hold harmless the other Party, and its respective directors, shareholders, affiliates, officers, agents, employees, and permitted successors and assigns against any and all claims, losses, damages, liabilities, penalties, punitive damages, expenses, reasonable legal fees and costs of any kind or amount whatsoever, which result from or arise out of any act or omission of the indemnifying party, its respective directors, shareholders, affiliates, officers, agents, employees, and permitted successors and assigns that occurs in connection with this Agreement. This indemnification will survive the termination of this Agreement.

MODIFICATION OF AGREEMENT

29.	Any amendment or modification of this Agreement or additional obligation assumed by either Party in connection with this Agreement will only be binding if evidenced in writing signed by each Party or an authorized representative of each Party.

TIME OF THE ESSENCE

30.	Time is of the essence in this Agreement. No extension or variation of this Agreement will operate as a waiver of this provision.

ASSIGNMENT

31.	The Consultant will not voluntarily, or by operation of law, assign or otherwise transfer its obligations under this Agreement without the prior written consent of the Client.

ENTIRE AGREEMENT

32.	It is agreed that there is no representation, warranty, collateral agreement or condition affecting this Agreement except as expressly provided in this Agreement.

ENUREMENT

33.	This Agreement will enure to the benefit of and be binding on the Parties and their respective heirs, executors, administrators and permitted successors and assigns.

TITLES/HEADINGS

34.	Headings are inserted for the convenience of the Parties only and are not to be considered when interpreting this Agreement.

GENDER

35.	Words in the singular mean and include the plural and vice versa. Words in the masculine mean and include the feminine and vice versa.

GOVERNING LAW

36.	This Agreement will be governed by and construed in accordance with the laws of the State of Michigan.

SEVERABILITY

37.	In the event that any of the provisions of this Agreement are held to be invalid or unenforceable in whole or in part, all other provisions will nevertheless continue to be valid and enforceable with the invalid or unenforceable parts severed from the remainder of this Agreement.

WAIVER

38.	The waiver by either Party of a breach, default, delay or omission of any of the provisions of this Agreement by the other Party will not be construed as a waiver of any subsequent breach of the same or other provisions.

IN WITNESS WHEREOF the Parties have duly affixed their signatures under hand and seal on this 1st day of June 2021.

SOS Hydration, Inc.

/s/James Mayo

Officer's Name: James Mayo

Poppleton Partners LLC

/s/Chance Richie

Chance Richie Managing Partner